UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No.____)

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a‑12

KODIAK SCIENCES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0‑11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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KODIAK SCIENCES INC.

2631 Hanover St.

Palo Alto, CA 94304

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Monday, June 3, 2019 at 9:00 a.m. Pacific Daylight Time

TO THE HOLDERS OF COMMON STOCK OF KODIAK SCIENCES INC.:

The Annual Meeting of Stockholders of Kodiak Sciences Inc., a Delaware corporation, will be held at 2631 Hanover Street, Palo Alto, California 94304 on Monday, June 3, 2019, at 9:00 a.m. Pacific Daylight Time.  The meeting will be held for the following purposes as more fully described in the accompanying Proxy Statement:

1.	To elect as Class I directors the two nominees named in this proxy statement to serve until the 2022 annual meeting of stockholders or until their successors are duly elected and qualified;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019; and
3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The board of directors of Kodiak Sciences Inc. fixed the close of business on April 8, 2019 as the record date for the meeting.  Only stockholders of record of our common stock on April 8, 2019 are entitled to notice of and to vote at the meeting.  Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

On or about April 24, 2019 we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders.  This Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail.  This proxy statement and our 2018 annual report can be accessed at the following internet address: www.proxydocs.com/KOD.

YOUR VOTE IS IMPORTANT.  Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the internet, telephone or mail.

We appreciate your continued support of Kodiak Sciences Inc. and look forward to you joining our meeting or receiving your proxy.

By order of the board of directors,

Victor Perlroth, M.D.

Chief Executive Officer and Chairman of the Board

Palo Alto, California

April 24, 2019

KODIAK SCIENCES INC.
2631 Hanover St.
Palo Alto, CA 94304

PROXY STATEMENT

FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

to be held on Monday, June 3, 2019 at 9:00 a.m. Pacific Daylight Time

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on Monday, June 3, 2019 and any postponements, adjournments or continuations thereof.  The Annual Meeting will be held at 2631 Hanover St., Palo Alto, California on June 3, 2019 at 9:00 a.m. Pacific Daylight Time.  On or about April 24, 2019, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement for the Annual Meeting and our annual report to stockholders.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement.  You should read this entire proxy statement carefully.  Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

•

the election, as Class I directors, of the two nominees named in this proxy statement to hold office until the 2022 annual meeting of stockholders or until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019; and
•	any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

The board of directors recommends a vote:

•	FOR the two nominees named in this proxy statement for election as Class I directors; and
•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 8, 2019, the record date, may vote at the Annual Meeting.  As of the record date, we had 36,909,857 shares of common stock outstanding.  In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the record date.  We do not have cumulative voting rights for the election of directors.

Registered Stockholders.  If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us.  As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote at the Annual Meeting.

Street Name Stockholders.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares.  Beneficial owners are also invited to attend the Annual Meeting.  However, since a beneficial owner is not the stockholder of record, you may not vote your shares directly at the

Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy.  If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How do I vote?

There are four ways to vote:

•	by internet at https://www.proxypush.com/KOD, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time, on June 2, 2019 (have your proxy card in hand when you visit the website);
•	by toll-free telephone at (866) 230-6348 (have your proxy card in hand when you call), until 11:59 p.m. Eastern Time, on June 2, 2019;
•	by completing and mailing your proxy card (if you received printed proxy materials); or
•

by attending and voting during the Annual Meeting. Beneficial owners must obtain a legal proxy from their broker, bank or other nominee to vote during the meeting.  Follow the instructions from your broker, bank or other nominee included with the Notice of Internet Availability of Proxy Materials, or contact your broker, bank or other nominee, to request a legal proxy.  All votes must be received by the independent inspector before the polls close during the meeting.

Can I change my vote?

Yes.  You can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by internet or by telephone;
•	returning a later-dated proxy card;
•	notifying the Corporate Secretary of Kodiak Sciences Inc., in writing, at the address listed on the front page; or
•

attending and voting during the Annual Meeting.  However, your attendance during the Annual Meeting will not automatically revoke your proxy unless you specifically so request.  A stockholder’s last vote is the vote that will be counted.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors.  The persons named in the proxy have been designated as proxies by our board of directors.  When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder.  If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above.  If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares.  If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a notice regarding the availability of proxy materials on the internet instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via the internet.  On or about April 24, 2019, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains instructions on how to access our proxy materials on the internet, how to vote at the meeting, and how to request printed copies of the proxy materials and annual report.  Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice.  We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce our costs and the environmental impact of our annual meetings.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law.  The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting.  A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter.  Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock.  See the section of this proxy statement captioned “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum.  Abstentions are also counted in the determination of a quorum.

How many votes are needed for approval of each matter?

•

Proposal No. 1: The election of directors requires a plurality vote of the shares of common stock voted at the meeting.  “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors.  As a result, any shares not voted “for” a particular nominee (whether as a result of a stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

•

Proposal No. 2: The ratification of the appointment of PricewaterhouseCoopers LLP must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved.  Abstentions are considered votes cast and thus, will have the same effect as a vote “against” the proposal.  Broker non-votes will have no effect on the outcome of this proposal.

How are proxies solicited for the Annual Meeting?

The board of directors is soliciting proxies for use at the Annual Meeting.  All expenses associated with this solicitation will be borne by us.  We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication.  Our directors and employees will not be paid any additional compensation for soliciting proxies.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers.  In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter — the proposal to ratify the appointment of PricewaterhouseCoopers LLP.  Absent direction from you, your broker will not have discretion to vote on the election of directors.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting.  We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.  If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials.  How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved.  Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders.  This procedure reduces our printing costs, mailing costs, and fees.  Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.  Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents.  To receive a separate copy, or, if you are receiving multiple copies, to request that Kodiak Sciences Inc. only send a single copy, of the Notice and, if applicable, the proxy materials, stockholders may contact us as follows:

Kodiak Sciences Inc.
Attention: Corporate Secretary
2631 Hanover St.
Palo Alto, CA 94304
(866) 648-8133

Stockholders who hold shares in street name should contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner.  For a stockholder proposal to be considered for inclusion in our proxy statement for our 2020 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 26, 2019.  In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.  Proposals should be addressed to:

Kodiak Sciences Inc.
Attention: Corporate Secretary
2631 Hanover St.
Palo Alto, CA 94304

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement.  Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws.  To be timely for our 2020 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 9, 2020; and
•	not later than the close of business on March 10, 2020.

In the event that we hold our 2020 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2019 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or
•	the 10th day following the day on which public announcement of the date of such meeting is first made.

If, after complying with the provisions above, a stockholder, or such stockholder’s qualified representative, does not attend the annual meeting to present the stockholder’s proposal, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee.  Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the Corporate Secretary of Kodiak Sciences Inc. at the address set forth above.  For additional information regarding stockholder recommendations for director candidates, see the section of this proxy statement captioned “Board of Directors and Corporate Governance — Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders.  To nominate a director, the stockholder must provide the information required by our bylaws.  In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov.  You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Attending the Annual Meeting

Our Annual Meeting will be held at 2631 Hanover Street, Palo Alto, California 94304 on Monday June 3, 2019, at 9:00 a.m. Pacific Daylight Time. If you need directions to the location of the Annual Meeting, please contact us at (650) 281-0850.

All stockholders should be prepared to present photo identification for admission to the Annual Meeting. Admission will be on a first-come, first-served basis. If you are a beneficial stockholder and hold your shares in “street name,” you will be asked to present proof of ownership of your shares as of the record date. Examples of acceptable evidence of ownership include your most recent brokerage statement showing ownership of shares prior to the record date or a photocopy of your voting instruction form. Persons acting as proxies must bring a valid proxy from a stockholder of record as of the record date. Your late arrival or failure to comply with these procedures could affect your ability to participate in the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our business affairs are managed under the direction of our board of directors, which is currently composed of five members.  Four of our directors are “independent” under the listing standards of The Nasdaq Stock Market (“Nasdaq”).  Our board of directors is divided into three staggered classes of directors.  At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.  Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.  This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

The following table sets forth the names and certain other information for each of the nominees for election as a director and for each of the continuing members of our board of directors as of March 31, 2019.

Directors and Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Director Nominees
Richard S. Levy, M.D. (1)(3)	I	61	Director	2018	2019	2022
Robert A. Profusek (2)(3)	I	69	Director	2018	2019	2022
Continuing Directors
Bassil I. Dahiyat, Ph.D. (1)(2)(3)	II	48	Director	2018	2020
Felix J. Baker, Ph.D. (2)(3)	III	50	Director	2015	2021
Victor Perlroth, M.D.	III	46	Chief Executive Officer, President and Chairman	2009	2021

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee

Nominees for Director

Richard S. Levy, M.D. has served as a member of our board of directors since June 2018 and a member of our audit committee and nominating and corporate governance committee since September 2018. Since December 2016, Dr. Levy has served as a senior advisor of Baker Bros. Advisors LP, a registered investment advisor focused on long-term investments in life sciences companies on behalf of major university endowments and foundations. From January 2009 to April 2016, Dr. Levy served as Executive Vice President and Chief Drug Development Officer of Incyte Corporation, a pharmaceutical company, where he previously served as Senior Vice President of Drug Development from August 2003 to January 2009. Prior to joining Incyte, Dr. Levy served as Vice President, Biologic Therapies, at Celgene Corporation, a biopharmaceutical company, from 2002 to 2003. From 1997 to 2002, Dr. Levy served in various executive positions with DuPont Pharmaceuticals Company, first as Vice President, Regulatory Affairs and Pharmacovigilance, and thereafter as Vice President, Medical and Commercial Strategy. Dr. Levy served at Sandoz, a predecessor company of Novartis, from 1991 to 1997 in positions of increasing responsibility in clinical research and regulatory affairs. Prior to joining the pharmaceutical industry, Dr. Levy served as an Assistant Professor of Medicine at the UCLA School of Medicine. Dr. Levy currently serves on the boards of directors of Kiniksa Pharmaceuticals, Ltd., Madrigal Pharmaceuticals Inc. and Aquinox Pharmaceuticals. Dr. Levy is board certified in Internal Medicine and Gastroenterology and received his A.B. in Biology from Brown University, his M.D. from the University of Pennsylvania School of Medicine, and completed his training in Internal Medicine and Gastroenterology at the Hospital of the University of Pennsylvania and a fellowship in Gastroenterology and Hepatology at UCLA.

We believe Dr. Levy’s significant experience in the pharmaceutical industry and medical training qualify him to serve on our board of directors.

Robert A. Profusek has served as one of our directors since June 2018, as our lead independent director since August 2018 and as chair of our nominating and corporate governance committee and a member of our compensation committee since September 2018. Mr. Profusek is a partner of the Jones Day law firm where he is the global chair of the firm’s mergers and acquisitions practice. His law practice focuses on mergers, acquisitions, takeovers, restructurings and corporate governance matters. Mr. Profusek is also the lead independent director of Valero Energy Corporation, a publicly traded international manufacturer and marketer of transportation fuels and other petrochemical products, and CTS Corporation, a publicly traded designer and manufacturer of sensors, actuators and electronic components. He served as a director of the managing general partner of Valero L.P. (now known as NuStar Energy L.P.) from 2001 to 2005. Mr. Profusek holds a B.A. from Cornell University and a J.D. from New York University.

We believe Mr. Profusek is qualified to serve as a board member because of his expertise in legal matters, including corporate governance; capital markets expertise attained through his extensive experience in mergers and acquisitions and financing activities; managerial experience attained through his leadership roles with Jones Day; and the knowledge and experience he has attained through his service as a director of other public companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH

OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Continuing Directors

Directors Continuing in Office Until the 2020 Annual Meeting of Stockholders

Bassil I. Dahiyat, Ph.D. has served as a member of our board of directors since June 2018 and as chair of our audit committee and a member of our compensation committee and nominating and corporate governance committee since September 2018. Dr. Dahiyat has served as President and Chief Executive Officer of Xencor, Inc., a biopharmaceutical company, since February 2005. Dr. Dahiyat co-founded Xencor in 1997, served as its Chief Executive Officer from 1997 to 2003 and served as its Chief Scientific Officer from 2003 to 2005. In 2005, Dr. Dahiyat was recognized as a technology pioneer by the World Economic Forum. Additionally, Dr. Dahiyat was named one of 2003’s Top 100 Young Innovators by MIT’s Technology Review magazine for his work on protein design and its development for therapeutic applications and has received awards from the American Chemical Society, the Controlled Release Society and the California Institute of Technology. Dr. Dahiyat currently serves on Xencor’s board of directors. Dr. Dahiyat holds a Ph.D. in Chemistry from the California Institute of Technology and B.S. and M.S.E. degrees in Biomedical Engineering from Johns Hopkins University.

We believe Dr. Dahiyat’s significant experience in the pharmaceutical industry and executive management experience qualify him to serve on our board of directors.

Directors Continuing in Office Until the 2021 Annual Meeting of Stockholders

Felix J. Baker, Ph.D. has served as one of our directors since September 2015 and as chair of our compensation committee and a member of our nominating and corporate governance committee since September 2018. Dr. Baker is Co-Managing Member of Baker Bros. Advisors LP. Dr. Baker and his brother, Julian Baker, started their fund management careers in 1994 when they co-founded a biotechnology investing partnership with the Tisch Family. In 2000, they founded Baker Bros. Advisors LP. Dr. Baker currently also serves on the boards of directors of four public companies: Seattle Genetics, Inc., Genomic Health, Inc., Alexion Pharmaceuticals, Inc. and Kiniksa Pharmaceuticals, Ltd. From October 2000 to June 2015, Dr. Baker additionally served on the board of directors of Synageva BioPharma Corp. Dr. Baker holds a B.S. and a Ph.D. in Immunology from Stanford University, where he also completed two years of medical school.

We believe Dr. Baker’s experience as a board member and investor in many successful biotechnology companies qualify him to serve on our board of directors.

Victor Perlroth, M.D. co-founded Kodiak Sciences in 2009 and is our Chairman and Chief Executive Officer. Previously, Dr. Perlroth served as Venture Partner and then Entrepreneur in Residence at MPM Capital, a dedicated healthcare venture capital investment firm. In 2003, Dr. Perlroth co-founded Avidia Inc., a biopharmaceuticals drug discovery and development company which was acquired by Amgen Inc., where he served as General Manager and Vice President of Corporate Development. In this role, at various times he had broad management responsibility across both corporate and research and development activities. Previously, Dr. Perlroth worked at Guzik Technical Enterprises, an industry-leading provider of test equipment to the hard disk drive industry, where he was Chief Operating Officer. Dr. Perlroth earned his M.D. and M.B.A. degrees from Stanford University and an A.B. in Molecular Biology summa cum laude from Princeton University.

We believe Dr. Perlroth’s years of management experience in the pharmaceutical industry as well as his extensive understanding of our business, operations, and strategy qualify him to serve on our board of directors.

Director Independence

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities.  Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the board of directors has determined that none of Mr. Profusek, and Drs. Levy, Dahiyat or Baker, representing four of our five directors, has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the rules of Nasdaq.  The board of directors also determined that Drs. Dahiyat (chairman) and Levy, who comprise our audit committee,

Drs. Baker (chairman) and Dahiyat and Mr. Profusek, who currently comprise our compensation committee, and Mr. Profusek (chairman) and Drs. Baker, Levy and Dahiyat, who comprise our nominating and corporate governance committee, satisfy the independence standards for those committees established by applicable SEC rules and the rules of Nasdaq. In making this determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Leadership Structure

Dr. Perlroth, our chief executive officer, is also the Chairman of our board of directors. Our board of directors determined that having our chief executive officer also serve as the Chairman of our board of directors provides us with optimally effective leadership and is in our best interests and those of our stockholders. Dr. Perlroth co-founded our company, and our board of directors believes that Dr. Perlroth’s years of management experience in the pharmaceutical industry as well as his extensive understanding of our business, operations, and strategy make him well qualified to serve as Chairman of our board.

In August 2018, our board of directors appointed Mr. Profusek to serve as our lead independent director. As lead independent director, Mr. Profusek will preside over periodic meetings of our independent directors, serve as a liaison between the Chairman of our board of directors and the independent directors and perform such additional duties as our board of directors may otherwise determine and delegate.

Board Meetings and Committees

During the year ended December 31, 2018, our board of directors held six meetings (including regularly scheduled and special meetings) and no incumbent director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he or she was a member.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, directors to attend.  In 2018, we did not have an annual meeting of stockholders and accordingly no directors attended.

Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which has the composition and responsibilities described below.  Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

The current members of our audit committee are Drs. Dahiyat and Levy. Dr. Dahiyat is chairman of the audit committee.  The composition of our audit committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations.  Each member of our audit committee meets the financial literacy requirements of Nasdaq.  Our board of directors has determined that Dr. Dahiyat is an audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the rules of Nasdaq.

Our audit committee oversees our corporate accounting and financial reporting process and assists our board of directors in monitoring our financial systems. We are relying on the phase-in provisions of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Nasdaq transition rules applicable to companies completing an initial public offering, and we plan to have an audit committee comprised entirely of at least three directors that are independent for purposes of serving on an audit committee within one year of our initial listing on Nasdaq. Our audit committee will also:

•	approve the hiring, discharging and compensation of our independent registered public accounting firm;
•	oversee the work of our independent registered public accounting firm;

•	approve engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;
•	review the qualifications, independence and performance of the independent registered public accounting firm;
•	review our consolidated financial statements and review our critical accounting policies and estimates;
•	review the adequacy and effectiveness of our internal controls; and
•

review and discuss with management and the independent registered public accounting firm the results of our annual audit, our quarterly consolidated financial statements and our publicly filed reports.

The audit committee had two meetings in 2018. The audit committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards of Nasdaq.  A copy of the Audit Committee Charter is available on our website at http://ir.kodiak.com/corporate-governance/governance-overview.

Compensation Committee

The current members of our compensation committee are Drs. Baker and Dahiyat and Mr. Profusek.  Dr. Baker is the chairman of our compensation committee.  The composition of our compensation committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations.  Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act.

Our compensation committee oversees our compensation policies, plans and benefits programs.  The compensation committee will also:

•	review and recommend policies relating to compensation and benefits of our officers and employees;
•	review and approve corporate goals and objectives relevant to compensation of our chief executive officer and other senior officers;
•	evaluate the performance of our officers in light of established goals and objectives;
•	recommend or approve, as applicable, compensation of our officers based on its evaluations; and
•	administer the issuance of stock options and other awards under our stock plans.

During 2018, our compensation committee met once.  The compensation committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards of Nasdaq.  A copy of the Compensation Committee Charter is available on our website at http://ir.kodiak.com/corporate-governance/governance-overview.  Pursuant to its charter, the compensation committee may form subcommittees and delegate to such subcommittees any power and authority the compensation committee deems appropriate, excluding any power or authority required by law, regulation or listing standard to be exercised by the compensation committee as a whole.

Nominating and Corporate Governance Committee

The current members of our nominating and corporate governance committee are Mr. Profusek and Drs. Baker, Levy and Dahiyat. The chairman of the nominating and corporate governance committee is Mr. Profusek.  The composition of our nominating and corporate governance committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations.

Our nominating and corporate governance committee oversees and assists the board of directors in reviewing and recommending nominees for election as directors.  The nominating and corporate governance committee will also:

•	evaluate and make recommendations regarding the organization and governance of the board of directors and its committees;
•	assess the performance of members of the board of directors and make recommendations regarding committee and chair assignments;
•	recommend desired qualifications for board of directors membership and conduct searches for potential members of the board of directors;
•	review and make recommendations with regard to our corporate governance guidelines; and
•	evaluate its own performance on an annual basis.

During 2018, our nominating and corporate governance committee did not hold any meetings, as all committee actions were taken by written consent.  The nominating and corporate governance committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards of Nasdaq.  A copy of the Nominating and Corporate Governance Committee Charter is available on our website at http://ir.kodiak.com/corporate-governance/governance-overview.

Our board of directors may from time to time establish other committees.

Considerations in Evaluating Director Nominees

The nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees.  In its evaluation of director candidates, the nominating and corporate governance committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors.  Some of the qualifications that the nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity, gender, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our company’s business and other commitments.  Other than the foregoing, there are no stated minimum criteria for director nominees.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that the board of directors should be a diverse body, and the nominating and corporate governance committee considers a broad range of backgrounds and experiences.  In making determinations regarding nominations of directors, the nominating and corporate governance committee may take into account the benefits of diverse viewpoints.  The nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations.

Stockholder Recommendations for Nominations to the Board of Directors

The nominating and corporate governance committee will consider candidates for directors recommended by stockholders so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules and regulations, including those promulgated by the SEC.  The committee will evaluate such recommendations in accordance with its charter, our bylaws and the regular nominee criteria described above.  This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business.  Eligible stockholders wishing to recommend a candidate for nomination should contact our Corporate Secretary in writing.  Such recommendations must include information about the candidate and the nominating stockholder, including with respect to any holdings of our securities, and a signed letter from the candidate confirming willingness to serve on our board of directors.  The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.4(ii) of our bylaws.  Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders.  Any nomination should be sent in writing to Kodiak Sciences Inc., Attention: Corporate Secretary, 2631 Hanover St., Palo Alto, CA 94304.  For our 2020 annual meeting of stockholders, notice must be received by us no earlier than February 9, 2020, and no later than March 10, 2020.  The notice must state the information required by Section 2.4(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law.

Stockholder Communications with the Board of Directors

Stockholders wishing to communicate with a non-management member of the board of directors may do so by writing to such director, and mailing the correspondence to: Kodiak Sciences Inc., Attention: Corporate Secretary, 2631 Hanover St., Palo Alto, CA 94304.  All such stockholder communications will be forwarded to the appropriate committee of the board of directors or non-management director.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines.  These guidelines address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general.  In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers.  The full text of our Corporate Governance Guidelines and Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website at http://ir.kodiak.com/corporate-governance/governance-overview.  We will post amendments to our Corporate Governance Guidelines and Code of Business Conduct and Ethics or waivers of the same for directors and executive officers on the same website.

Risk Management

Our board of directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our board of directors is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks and operational risks. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our audit committee is responsible for overseeing the management of our risks relating to accounting matters and financial reporting. Our nominating and corporate governance committee is responsible for overseeing the management of our risks associated with the independence of our board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors is regularly informed through discussions from committee members about such risks. Our board of directors believes its administration of its risk oversight function has not affected the board of directors’ leadership structure.

Non-Employee Director Compensation

The following table provides information regarding compensation paid by us to our non-employee directors during 2018. Our Outside Director Compensation Policy became effective on October 3, 2018, the effective date of the registration statement relating to our initial public offering. Accordingly, fees paid to our non-employee directors during 2018 have been prorated for the period from October 3, 2018 to December 31, 2018. Directors who are also our employees receive no additional compensation for their service as a director.  During 2018 one director, Dr. Perlroth, our Chief Executive Officer and Chairman, was an employee.  Dr. Perlroth’s compensation is discussed under the caption “Executive Compensation.” We reimburse our directors for expenses associated with attending meetings of our board of directors and meetings of committees of our board.

2018 Director Compensation Table

Name	Fees Earned or paid in Cash (1)	Option Awards (2)	Total
Felix J. Baker, Ph.D. (3)	$—	$—	$—
Bassil I. Dahiyat, Ph.D. (4)	17,486	142,500	159,986
Richard S. Levy, M.D. (5)	13,207	142,500	155,707
Robert A. Profusek (6)	19,443	142,500	161,943

(1)	Represents prorated fees earned from the effective date of the IPO through December 31, 2018.
(2)

Represents the aggregate grant date fair value of stock option awards granted in 2018.  These amounts have been computed in accordance with Financial Accounting Standards Board(“FASB”), Accounting Standards Codification, or ASC, Topic 718, without regard to estimated forfeitures.  For a discussion of valuation assumptions, see the notes to our financial statements included in our Annual Report on Form 10-K filed with the SEC on March 27, 2019.

(3)	As of December 31, 2018, Dr. Baker held no options for the purchase of common stock.
(4)	As of December 31, 2018, Dr. Dahiyat held options for the purchase of 50,000 shares of common stock, none of which was vested as of such date.
(5)	As of December 31, 2018, Dr. Levy held options for the purchase of 50,000 shares of common stock, none of which was vested as of such date.
(6)	As of December 31, 2018, Mr. Profusek held options for the purchase of 50,000 shares of common stock, none of which was vested as of such date.

Director Compensation Program

Director Compensation Policy

The compensation committee retained Compensia, Inc. (“Compensia”), a compensation advisory firm, to provide recommendations on director compensation following our initial public offering based on an analysis of market data compiled from certain comparable public companies.  Compensia is an independent compensation consulting firm, that provides us with competitive data, analysis and recommendations regarding non-employee director compensation.  After careful consideration of this information, the scope of the duties and responsibilities of our non-employee directors, and Compensia’s recommendation, in September 2018, our board of directors approved a director compensation policy for our non-employee directors that became effective following our initial public offering.  For purposes of the policy, our board of directors classified each director into one of the two following categories: (1) an “employee director,” is a director who is employed by us; and (2) a “non-employee director,” is a director who is not an employee director.  Only non-employee directors will receive compensation under the director compensation policy.  Non-employee directors will receive compensation in the form of equity and cash under the director compensation policy, as described below.  We believe our non-employee director compensation program provides reasonable compensation to our non-employee directors that is appropriately aligned with our peers and is commensurate with the services and contributions of our non-employee directors.  All directors will be reimbursed for expenses in their capacities as directors in accordance with our standard expense reimbursement policy.

Equity Compensation

Initial Options. Subject to the limits in our 2018 Equity Incentive Plan, each person who first becomes a non-employee director (other than a person that ceases to be an employee of ours but remains a director of ours) will be granted an initial option to purchase shares of our common stock with a grant date value of approximately $400,000, which grant will be effective on the first trading date on or after the date on which such person first becomes a non-employee director, whether through election by our stockholders or appointment by our board of directors to fill a vacancy. Each initial option will vest as to 1/3rd of the shares subject to the initial option on the one-year anniversary of the date of grant and as to 1/36th of the shares subject to the initial option each month thereafter, in each case, subject to continued service through each applicable vesting date.

Annual Options. Subject to the limits in our 2018 Equity Incentive Plan, each non-employee director is automatically granted, on the date of each annual meeting of our stockholders, an annual option to purchase shares of our common stock with a grant date value of approximately $150,000. Each annual option will fully vest on the earlier of (1) the one-year anniversary of the date of grant of the annual option and (2) the day prior to the date of the next annual meeting of our stockholders that occurs following the grant of such annual option, in each case, subject to continued service through the applicable vesting date.

In the event of a change in control, and unless otherwise agreed, each non-employee director will fully vest in his or her outstanding equity awards, including any initial option or annual option, provided that he or she continues to be a non-employee director through such date.

Cash Compensation

Under the Outside Director Compensation Policy, our non-employee directors receive annual cash compensation for service on our board of directors and committees of our board of directors as follows, subject to the limits in our 2018 Equity Incentive Plan:

•	$40,000 for service as an outside director;
•	$30,000 for service as non-executive chairperson of the board of directors;
•	$24,000 for service as lead independent director;
•	$20,000 for service as chairperson of the audit committee;
•	$9,000 for service as a member of the audit committee;
•	$13,000 for service as chairperson of the compensation committee;
•	$6,500 for service as a member of the compensation committee;
•	$9,000 for service as chairperson of the nominating and corporate governance committee; and
•	$5,000 for service as a member of the nominating and corporate governance committee.

All cash payments to non-employee directors are paid quarterly in arrears on a prorated basis. We also will continue to reimburse our outside directors for reasonable, customary and documented travel expenses incurred in connection with attending board and board committee meetings.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed PricewaterhouseCoopers LLP, independent registered public accountants, to audit our financial statements for the year ending December 31, 2019.  During the year ended December 31, 2018, PricewaterhouseCoopers LLP served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of Kodiak Sciences Inc. and its stockholders.  At the Annual Meeting, the stockholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019.  Our audit committee is submitting the selection of PricewaterhouseCoopers LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance.  Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the audit committee may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, for 2018 and 2017.

	Year Ended December 31,
Fee Category	2018	2017
Audit fees (1)	$662,482	$2,074,572
Audit-related fees	—	—
Tax fees	—	—
All other fees (2)	900	2,741
Total fees	$663,382	$2,077,313

(1)

Audit fees consist of fees billed for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual consolidated financial statements, the review of interim financial statements, and related services that are normally provided in connection with registration statements, including the registration statement for our initial public offering. Included in the 2017 Audit Fees is $953,908 of fees billed in connection with our initial public offering.

(2)	All other fees include any fees billed that are not audit, audit related, or tax fees. In 2018 and 2017, these fees related to accounting research software.

Auditor Independence

In 2018, there were no other professional services provided by PricewaterhouseCoopers LLP that would have required the audit committee to consider their compatibility with maintaining the independence of PricewaterhouseCoopers LLP.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to its charter, the audit committee must review and approve, in advance, the scope and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent auditor that are not otherwise prohibited by law and any associated fees.  The audit committee has the ability to delegate certain of its powers to a subcommittee of its members, but at present maintains all its powers at the committee level.  All fees paid to PricewaterhouseCoopers LLP for 2018 were pre-approved by our audit committee, except for those fees incurred prior to the creation of our audit committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors is currently comprised of two independent directors and operates under a written charter which is reviewed on an annual basis and amended as necessary by the board of directors upon recommendation by the audit committee.

The members of the audit committee are currently Drs. Dahiyat (Chairman) and Levy.  Each of the members of the audit committee is an “independent director” as currently defined in Rules 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards and Rule 10A-3 of the Exchange Act.  The board of directors has also determined that Dr. Dahiyat is an “audit committee financial expert” as described in applicable rules and regulations of the SEC.

The audit committee appoints an accounting firm as our independent registered public accounting firm.  The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon.  Management is responsible for our internal controls and the financial reporting process.  The audit committee is responsible for monitoring and overseeing these processes.

The audit committee held two meetings during 2018.  The meetings were designed to provide information to the audit committee necessary for it to conduct its oversight function of the external financial reporting activities and audit process of our company, and to facilitate and encourage communication between the audit committee, management and our independent registered public accounting firm, PricewaterhouseCoopers LLP.  Management represented to the audit committee that our financial statements were prepared in accordance with generally accepted accounting principles.  The audit committee reviewed and discussed the audited financial statements for fiscal year 2018 with management and the independent registered public accounting firm.  The audit committee also instructed the independent registered public accounting firm that the audit committee expects to be advised if there are any subjects that require special attention.

The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm, PricewaterhouseCoopers LLP, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on its review of the audited financial statements and the various discussions noted above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

The audit committee of the board of directors of Kodiak Sciences Inc.:

Bassil I. Dahiyat, Ph.D. (Chairman)
Richard S. Levy, M.D.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers as of March 31, 2019.  Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
Victor Perlroth, M.D.	46	Chief Executive Officer, President and Chairman of the Board
Jason Ehrlich, M.D., Ph.D.	43	Chief Medical Officer and Chief Development Officer
John A. Borgeson	57	Senior Vice President, Chief Financial Officer and Secretary
Hong Liang, Ph.D.	47	Senior Vice President, Discovery Medicine

There are no family relationships among any of the directors or executive officers.

Executive Officers

Victor Perlroth, M.D.. See “Board of Directors and Corporate Governance — Continuing Directors” for Dr. Perlroth’s biographical information.”

Jason Ehrlich, M.D., Ph.D. joined Kodiak as our Chief Medical Officer and Chief Development Officer in September 2018. Dr. Ehrlich, an ophthalmologist, is passionate about improving outcomes for patients with vision-threatening eye diseases through the development of innovative medicines. He is internationally recognized for his leadership and expertise in ophthalmic drug development. Prior to joining Kodiak, Dr. Ehrlich served in an executive capacity as Global Head, Clinical Ophthalmology at Genentech, a member of the Roche Group of pharmaceutical companies. In roles of increasing responsibility at Genentech and Roche from July 2008 to August 2018, Dr. Ehrlich’s efforts as lead clinician for Lucentis in diabetic eye disease resulted in a unanimous FDA Advisory Committee vote and the first-ever FDA approval of an intraocular drug for diabetic macular edema; he then championed further expanding the Lucentis labeling into all forms of diabetic retinopathy, resulting in another first-ever FDA approval. Dr. Ehrlich guided the integration of the ophthalmic drug delivery company ForSIGHT VISION4 into Genentech/Roche after its acquisition, including oversight of the successful Phase II study of the ranibizumab Port Delivery System. In his work, Dr. Ehrlich has participated in or overseen numerous supplemental biologics license applications and both FDA and European health authority interactions. He led the global development of lampalizumab, including design and execution of the pivotal Phase III program that included over 1,800 patients, over 275 sites, and more than 20 countries. He also oversaw his team’s effort to secure FDA approvals of Lucentis in its prefilled syringe and for choroidal neovascularization due to pathologic myopia, and the successful transition to global Phase III development of RO6867461, a novel bispecific antibody for retinal vascular disease. Dr. Ehrlich completed his Ophthalmology residency at Stanford University School of Medicine, earned his M.D. and Ph.D. degrees from Stanford through the NIH-funded Medical Scientist Training Program, and received his A.B. in Molecular Biology summa cum laude from Princeton University.

John A. Borgeson is our Senior Vice President, Chief Financial Officer and Secretary and has served in this position since January 2016. Mr. Borgeson brings over 25 years of pharmaceutical industry experience in finance, strategy and operations on a global scale. From January 2013 until December 2015, Mr. Borgeson led finance for a variety of private biotech companies, including Labrys Biologics, Inc., which was acquired by Teva Pharmaceuticals. Previously, Mr. Borgeson was a Vice President of Finance at Pfizer Inc. and a member of Pfizer’s Global Finance and Business Operations Leadership Team. Mr. Borgeson’s roles at Pfizer included finance head for Pfizer’s biotherapeutics and bioinnovation group and corporate tax executive with responsibility for the United States and Europe. Mr. Borgeson started his career as an auditor with Ernst & Young and is a certified public accountant (inactive). He has an M.B.A. from R.I.T. and an undergraduate degree from the School of Management at the University at Buffalo (S.U.N.Y.).

Hong Liang, Ph.D. is our Senior Vice President, Discovery Medicine and has served in this position since December 2015. Dr. Liang has 20 years of experience in research and development in protein therapeutics. Prior to joining Kodiak, Dr. Liang worked at the Rinat Laboratory of Pfizer Inc. in roles with increasing levels of responsibility from August 2009 to December 2015, most recently as Senior Director, focusing on antibody biologics design and discovery through Phase III clinical development as well the application of translational biomarkers to drug development. Dr. Liang trained as a postdoctoral fellow at Stanford University, earned a Ph.D. degree at Northwestern University, and completed requirements in Biology at the University of Science and Technology of China.

EXECUTIVE COMPENSATION

Processes and Procedures for Compensation Decisions

Our compensation committee is responsible for the executive compensation programs for our executive officers and reports to our board of directors on its discussions, decisions and other actions.  Typically, our Chief Executive Officer makes recommendations to our compensation committee, often attends committee meetings and is involved in the determination of compensation for the respective executive officers that report to him, except that our Chief Executive Officer does not make recommendations as to his own compensation.  Our Chief Executive Officer makes recommendations to our compensation committee regarding short- and long-term compensation for all executive officers (other than himself) based on our results, an individual executive officer’s contribution toward these results and performance toward individual goal achievement.  Our compensation committee then reviews the recommendations and other data and makes decisions as to the components of, and total compensation paid to, each executive officer other than the Chief Executive Officer. The compensation committee makes recommendations as to the components of, and total compensation paid to, the Chief Executive Officer, with the final determination made by the full board of directors.

The compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies.  Beginning in 2018, the compensation committee retained Compensia, a compensation consultant, to provide it with information, recommendations and other advice relating to executive compensation on an ongoing basis.  Accordingly, Compensia now serves at the discretion of the compensation committee.  The compensation committee engaged Compensia to assist in developing a group of peer companies (which is reevaluated and revised periodically) to help us determine the appropriate level of overall compensation for our executive officers, as well as assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers is competitive and fair.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers during 2018 and 2017.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Victor Perlroth, M.D.(3)	2018	$427,536	$300,000	$—	$5,169,207	$—	$—	$5,896,743
Chief Executive Officer, President and Chairman of the Board	2017	387,000	294,804	—	—	—	141,285	823,089
John A. Borgeson	2018	327,218	180,000	—	1,605,320	—	—	2,112,538
Senior Vice President, Chief Financial Officer and Secretary	2017	297,250	168,345	—	—	—	—	465,595
Jason Ehrlich, M.D., Ph.D. (4)	2018	146,667	290,000	594,000	2,696,297	—	18,323	3,745,287
Chief Medical Officer and Chief Development Officer	2017	—	—	—	—	—	—	—

(1)

For 2018, the amounts in this column represent cash bonuses awarded for Company performance in 2018, but which were paid in the subsequent year. For Dr. Ehrlich, the amounts in this column also include the cash retention bonus described in (4) below. For 2017, the amounts in this column represent cash bonuses awarded based on the Company’s performance in 2016 and 2017, but which were paid in 2018.

(2)

The dollar amounts in this column represent the aggregate grant date fair value of restricted stock unit awards and stock option awards granted in 2018 and 2017, respectively.  These amounts have been computed in accordance with FASB ASC Topic 718.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  For a discussion of valuation assumptions, see the notes to our financial statements included in our Annual Report on Form 10-K.

(3)

“All Other Compensation” for Dr. Perlroth represents additional amounts paid to Dr. Perlroth relating to his temporary assignment to Kodiak Sciences GmbH from February 20, 2017 to July 14, 2017 and consists of (a) $72,622 in storage and insurance of household goods, educational expenses, international cellular charges and travel reimbursements; and (b) $68,663 of Swiss income tax reimbursement and U.S. income tax gross-ups in respect of the foregoing benefits.

(4)

"Bonus" for Dr. Ehrlich also consists of (a) a $90,000 performance bonus described in (1) above and (b) a $200,000 cash retention bonus, which will be repayable by him on a pro-rated basis if his employment is terminated by us for "cause" or by him without “good reason" (as such terms are defined in his amended employment agreement) before the second anniversary of the effective date of his original employment agreement. “All Other Compensation” for Dr. Ehrlich represents $18,323 paid to Dr. Ehrlich relating to his housing and travel allowance.

Stock Awards and Option Awards

In 2018, we introduced restricted stock units as an element of our executive compensation program.  From a company dilution perspective, restricted stock units minimize dilution as fewer shares are required to deliver an equivalent value as a stock option.

Non-Equity Incentive Plan Compensation & Bonus

2018 Non-Equity Incentive Plan Payments

The target award opportunity for each of our named executive officers was as set forth in the Executive Employment Agreements entered into between us and each of the named executive officers. The target incentive amounts in the Executive Employment Agreements were 50% of base salary for Dr. Perlroth, 40% for Mr. Borgeson and 40% for Dr. Ehrlich.

Although we adopted an Executive Incentive Compensation Plan in August 2018, performance goals were not formally approved by the compensation committee prior to year-end. In January 2019, the compensation committee completed an evaluation of our overall performance for 2018, the named executive officers’ respective contributions in achieving this performance and the demands imposed on management by our initial public offering. The compensation committee review was based on company performance against high impact company goals, including research and development of KSI-301, organizational and team building, raising financing, and developing our intellectual property. Following such review, the compensation committee exercised its discretion in awarding Mr. Borgeson and Dr. Ehrlich cash bonuses of $180,000 and $90,000, respectively. Our compensation committee exercised its discretion in recommending a bonus of $300,000 for Dr. Perlroth, which our board of directors subsequently approved in accordance with company policy.

Executive Employment Arrangements

Victor Perlroth, M.D.

For 2019, our Chief Executive Officer and Chairman, Dr. Perlroth’s annual base salary is $516,000, which remains unchanged from his annual base salary that became effective in connection with our initial public offering, and he is eligible for an annual incentive payment equal to 50% of his base salary, subject to achievement of performance metrics.  We entered into an employment agreement with Dr. Perlroth in September 2018.  The employment agreement has no specific term and constitutes at-will employment.

Dr. Perlroth’s employment agreement also provides that if his employment is terminated by us without “cause”, or he terminates his employment for “good reason” (as such terms are defined in his employment agreement), he is entitled to (1) a lump sum payment equal to 18 months base salary, (2) a lump sum payment equal to his maximum target annual bonus, prorated for the portion of the fiscal year elapsed as of the termination date (or if the termination occurs during the period beginning three months prior to and ending 24 months after a “corporate transaction” (as defined in his employment agreement), 150% of his maximum target annual bonus, without proration), (3) if he elects to continue receiving health care and dental coverage under COBRA, our payment of the premiums for such continuation coverage for up to 18 months, or if such payments are not permitted by law, monthly taxable payments to him in lieu of our payment of such COBRA premiums, and (4) accelerated vesting of his outstanding equity awards equal to the portion of the equity awards that would have vested had he continued to be employed by us during the 12-month period after his termination (or if his termination occurs on or within 24 months of a corporate transaction, 100% of the unvested portions of the equity awards). In addition, if on the date 24 months immediately following the consummation of any corporate transaction Dr. Perlroth is providing services to the acquiring company (or its subsidiaries or parent) as either an employee or a consultant, then 100% of Dr. Perlroth’s outstanding equity awards will vest. The receipt of benefits specified in this paragraph is conditioned upon Dr. Perlroth’s execution and non-revocation of a customary release of claims with us.

For information regarding Dr. Perlroth’s outstanding equity grants, see the section captioned “— Outstanding Equity Awards at Fiscal Year End,” including with respect to acceleration of vesting provisions that apply to certain of his equity awards in certain circumstances.

John A. Borgeson

For 2019, our Senior Vice President, Chief Financial Officer and Secretary, Mr. Borgeson’s annual base salary is $393,000, which remains unchanged from his annual base salary that became effective in connection with our initial public offering, and he is eligible for an annual incentive payment equal to 40% of his base salary, subject to achievement of performance metrics.  We entered into an employment agreement with Mr. Borgeson in September 2018.  The employment agreement has no specific term and constitutes at-will employment.

Mr. Borgeson’s employment agreement also provides that if his employment is terminated by us without “cause”, or he terminates his employment for “good reason” (as such terms are defined in his employment agreement), he is entitled to (1) a lump sum payment equal to nine months base salary (or if the termination occurs during the period beginning three months prior to and ending 24 months after a “corporate transaction” (as defined in his employment agreement), 12 months base salary), (2) a lump sum payment equal to his maximum target annual bonus, prorated for the portion of the fiscal year elapsed as of the termination date (or if the termination occurs during the period beginning three months prior to and ending 24 months after a corporate transaction, 100% of his maximum target annual bonus, without proration), (3) if he elects to continue receiving health care and dental coverage under COBRA, our payment of the premiums for such continuation coverage for up to nine months (or if the termination occurs during the period beginning three months prior to and ending 24 months after a corporate transaction, for up to 12 months), or if such payments are not permitted by law, monthly taxable payments to him in lieu of our payment of such COBRA premiums, and (4) accelerated vesting of his outstanding equity awards equal to the portion of the equity awards that would have vested had he continued to be employed by us during the 12-month period after his termination (or if his termination occurs on or within 24 months of a corporate transaction, 100% of the unvested portions of the equity awards). In addition, if on the date 24 months immediately following the consummation of any corporate transaction Mr. Borgeson is providing services to the acquiring company (or its subsidiaries or parent) as either an employee or a consultant, then 100% of Mr. Borgeson’s outstanding equity awards will vest. The receipt of benefits specified in this paragraph is conditioned upon Mr. Borgeson’s execution and non-revocation of a customary release of claims with us.

For information regarding Mr. Borgeson’s outstanding equity grants, see the section captioned “— Outstanding Equity Awards at Fiscal Year End,” including with respect to acceleration of vesting provisions that apply to certain of his equity awards in certain circumstances.

Jason Ehrlich, M.D., Ph.D.

For 2019, our Chief Medical Officer and Chief Development Officer, Dr. Ehrlich’s annual base salary is $440,000, which remains unchanged from his 2018 annual base salary, and he is eligible for an annual incentive payment equal to 40% of his base salary, subject to achievement of performance metrics.  In addition, in connection with his hiring, Dr. Ehrlich received a $200,000 cash retention bonus, which will be repayable by him to us on a pro-rated basis if his employment is terminated by us for “cause” or by him without “good reason” (as such terms are defined in his amended employment agreement) before the second anniversary of the effective date of his original employment agreement. Dr. Ehrlich is also eligible to receive an allowance of up to $10,000 per month for the first 36 months following his start date for his housing and travel expenses incurred while he is employed by us. We entered into an amended employment agreement with Dr. Ehrlich in September 2018.  The employment agreement has no specific term and constitutes at-will employment.

Dr. Ehrlich’s amended employment agreement also provides that if his employment is terminated by us without cause, or he terminates his employment for “good reason” (as such terms are defined in his employment agreement), he is entitled to (1) a lump sum payment equal to nine months base salary (or if the termination occurs during the period beginning three months prior to and ending 24 months after a “corporate transaction” (as defined in his amended employment agreement) and ending 24 months after a corporate transaction, 12 months’ base salary), (2) a lump sum payment equal to his maximum target annual bonus, prorated for the portion of the fiscal year elapsed as of the termination date (or if the termination occurs during the period beginning three months prior to and ending 24 months after a corporate transaction, 100% of his maximum target annual bonus, without proration), (3) if he elects to continue receiving health care and dental coverage under COBRA, our payment of the premiums for such continuation coverage for up to nine months (or if the termination occurs during the period beginning three months prior to and ending 24 months after a corporate transaction, for up to 12 months), or if such payments are not permitted by law, monthly taxable payments to him in lieu of our payment of such COBRA premiums, and (4) accelerated vesting of his outstanding equity awards equal to the portion of the equity awards that would have vested had he continued to be employed by us during the 12-month period after his termination (or if his termination occurs on or within 24 months of a corporate transaction, 100% of the unvested portions of the equity awards). In addition, if on the date 24 months immediately following the consummation of any corporate transaction Dr. Ehrlich is providing services to the acquiring company (or its subsidiaries or parent) as either an employee or a consultant, then 100% of Dr. Ehrlich’s outstanding equity awards will vest. The receipt of benefits specified in this paragraph is conditioned upon Dr. Ehrlich’s execution and non-revocation of a customary release of claims with us.

For information regarding Dr. Ehrlich’s outstanding equity grants, see the section captioned “— Outstanding Equity Awards at Fiscal Year End,” including with respect to acceleration of vesting provisions that apply to certain of his equity awards in certain circumstances.

Equity Plans

Our 2018 Equity Incentive Plan provides that in the event of a “merger” or “change in control,” as defined thereunder, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels, and such award will become fully exercisable, if applicable, for a specified period prior to the transaction.  The award will then terminate upon the expiration of the specified period of time.  Under our 2015 Share Incentive Plan, unless otherwise described in an award agreement, in the event of a corporate transaction (as defined in our 2015 Share Incentive Plan), each outstanding option will either be (1) assumed or an equivalent option or right will be substituted by the successor corporation (or a parent or subsidiary of the successor corporation), or (2) terminated in exchange for a payment of cash, securities and/or other property equal to the excess of the fair market value of the portion of the shares underlying the portion of the option that is vested and exercisable immediately prior to the consummation of the corporate transaction over the per share exercise price of the option. If the successor corporation (or a parent or subsidiary of the successor corporation) does not agree to such assumption, substitution, or exchange, each such option will terminate upon the completion of the corporate transaction. Unless a participant’s award agreement, employment agreement or other written agreement provides otherwise, if the corporate transaction constitutes a triggering event (as defined in our 2015 Plan) and any outstanding option held by a participant is to be terminated (in whole or in part), each such option will become fully vested and exercisable before the completion of the triggering event at such time and on such conditions as the administrator determines. The administrator will notify the participant that the option will terminate at least five days before the date the option terminates.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning equity awards held by our named executive officers as of December 31, 2018.

	Option Awards						Stock Awards
		Number of Securities
		Underlying Option (#)
									Market
							Number of		Value of
							Shares or		Shares or
							Units of		Units of
	Vesting				Option	Option	Stock That		Stock That
	Commencement				Exercise	Expiration	Have Not		Have Not
Name	Date	Exercisable (#)	Unexercisable (#)		Price ($)	Date	Vested (#)		Vested ($)(7)
Victor Perlroth, M.D.	10/3/2018	18,026	522,765	(1)(2)	10.00	10/2/2028	—		—
	3/1/2018	112,500	487,500	(2)(3)(4)	5.38	4/4/2028	—		—
	9/8/2015	243,750	56,250	(2)(3)(4)	1.04	6/23/2026	—		—
	9/8/2015	—	—		—	—	10,186	(2)(4)	72,321
	1/1/2015	—	—		—	—	16,264	(2)(4)	115,474
John A. Borgeson	10/3/2018	5,388	156,274	(1)(2)	10.00	10/2/2028	—		—
	3/1/2018	37,500	162,500	(2)(4)	5.38	4/4/2028
	1/1/2016	64,614	24,000	(2)(3)(4)	1.04	6/23/2026	—		—
	1/1/2016	—	—		—	—	24,000	(2)(4)	170,400
Jason Ehrlich, M.D., Ph.D.	10/9/2018	—	—		—	—	60,000	(2)(5)	426,000
	10/3/2018	1,889	54,793	(1)(2)	10.00	10/2/2028	—		—
	9/1/2018	—	425,000	(2)(6)	10.29	8/31/2028	—		—

(1)	Vests over five years in equal monthly installments, subject to continued service on the applicable vesting date.
(2)

Vesting is subject to the vesting acceleration provisions set forth in the named executive officer’s employment agreement. See “Executive Employment Arrangements” above for more information on vesting acceleration.

(3)	Subject to an early exercise right and may be exercised in full prior to vesting of the shares underlying such option.
(4)	Vests over four years in equal monthly installments, subject to continued service on the applicable vesting date.
(5)

Vests as to 50% of the restricted stock units 12 months after the vesting commencement date, as to 25% of the restricted stock units 18 months after the award’s grant date, and as to 25% of the restricted stock units 24 months after the award’s grant date, in each case, subject to continued service through each applicable vesting date.

(6)

Vests as to 25% of the shares on the first anniversary of the vesting commencement date, with the remainder vesting in equal monthly installments over the following 36 months, subject to continued service through the applicable vesting date.

(7)

The market value of unvested shares is calculated by multiplying the number of unvested shares by the closing market price of our common stock on Nasdaq on December 31, 2018, the last trading day of the year, which was $7.10 per share.

401(k) Plan

We maintain a tax-qualified 401(k) retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation subject to applicable annual Code limits. All participants’ interests in their deferrals are 100% vested when contributed. The 401(k) plan permits us to make matching contributions and profit sharing contributions to eligible participants, although we have not made any such contributions to date. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made. The 401(k) plan also permits contributions to be made on a post-tax basis for those employees participating in the Roth 401(k) plan component.

Compensation Committee Interlocks and Insider Participation

During 2018, the members of our compensation committee included Drs. Baker and Dahiyat and Mr. Profusek.  The current members of our compensation committee are Drs. Baker and Dahiyat and Mr. Profusek.  None of the members of our compensation committee is or has been an officer or employee of ours.  None of our executive officers currently serves, or in the past year has served, as a member of our board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Insider Trading Policy

In connection with our initial public offering, we established an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at March 31, 2019 for:

•	each person who we know beneficially owns more than 5% of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

The percentage of beneficial ownership shown in the table is based upon 36,909,857 shares outstanding as of March 31, 2019.

Information with respect to beneficial ownership has been furnished by each director, executive officer or beneficial owner of more than 5% of our common stock.  We have determined beneficial ownership in accordance with the rules of the SEC.  These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities.  In addition, the rules take into account shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before the 60th day after March 31, 2019.  Certain of the options granted to our named executive officers and directors may be exercised prior to the vesting of the underlying shares.  We refer to such options as being “early exercisable.” Shares of common stock issued upon early exercise are subject to our right to repurchase such shares until such shares have vested.  These shares are deemed to be outstanding and beneficially owned by the person holding those options or a warrant for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.  Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Kodiak Sciences Inc., 2631 Hanover St., Palo Alto, CA 94304.

Name of Beneficial Owner	Shares	Percentage
5% Stockholders:
Entities affiliated with Baker Bros. Advisors LP(1)	9,295,115	25.1%
Victor Perlroth, M.D.(2)	5,074,630	13.4
Stephen Charles(3)	2,000,000	5.4
Dustin A. Moskovitz Trust DTD 12/27/05(4)	2,959,238	8.0
Perceptive Life Sciences Master Fund, Ltd.(5)	3,135,199	8.5
Directors and Named Executive Officers:
Victor Perlroth, M.D.(2)	5,074,630	13.4
John Borgeson(6)	336,706	*
Jason Ehrlich, M.D., Ph.D.(7)	6,612	*
Felix J. Baker, Ph.D.(1)	9,295,115	25.1
Bassil I. Dahiyat, Ph.D. (8)	50,000	*
Richard S. Levy, M.D. (9)	50,000	*
Robert A. Profusek (10)	60,000	*
All directors and executive officers as a group (8 persons)(11)	15,061,344	39.2

(*)	Less than one percent.
(1)

Based on a review of the Schedule 13D filed on October 12, 2018, the shares of common stock beneficially owned by Baker Bros. Advisors LP, (“BBA”), are held by the following stockholders: (a) 770,180 shares of common stock owned by 667, L.P., (“667”), (b) 11,184 shares of common stock underlying warrants issued to 667 that are exercisable within 60 days of March 31, 2019, (c) 8,374,935 shares of common stock owned by Baker Brothers Life Sciences, L.P., (“BBLS”), and (d) 138,816 shares of common stock underlying warrants issued to BBLS that are exercisable within 60 days of March 31, 2019. BBA is the management company and investment adviser to 667 and BBLS and may be deemed to beneficially own all of the securities held by 667 and BBLS. Baker Bros. Advisors (GP) LLC, (“BBA-GP”), is the sole general partner of BBA. Felix J. Baker, a member of our board of directors, and Julian C. Baker have voting and investment power over our securities held by each of 667 and BBLS, as managing members of BBA-GP. Dr. Baker, BBA and BBA-GP disclaim beneficial ownership of our securities held by 667 and BBLS, except to the extent of their pecuniary interest therein. BBA’s address is 860 Washington Street, 3rd Floor, New York, New York 10014.

(2)

Based on a review of the Schedule 13G filed on February 14, 2019, consists of (a) 4,111,538 shares of common stock owned by Dr. Perlroth, and (b) 963,092 shares subject to options held by Dr. Perlroth that are immediately exercisable or exercisable within 60 days of March 31, 2019.

(3)	Consists of 2,000,000 shares of common stock owned by Dr. Charles. Dr. Charles was a cofounder of our company.
(4)

Consists of (a) 2,709,238 shares of common stock owned by Dustin A. Moskovitz Trust DTD 12/27/05, (“DM”) and (b) 250,000 shares of common stock underlying warrants issued to DM that are exercisable within 60 days of March 31, 2019.

(5)

Based on a review of the Schedule 13G/A filed on February 14, 2019, consists of 3,135,199 shares of common stock beneficially owned by Perceptive Life Sciences Master Fund, Ltd., (“Perceptive”). Perceptive Advisors LLC, (“Perceptive Advisors”) serves as the investment manager to Perceptive and may be deemed to beneficially own the securities directly held by Perceptive. Joseph Edelman is the managing member of Perceptive Advisors and may be deemed to beneficially own the securities directly held by Perceptive. The address for Perceptive is 51 Astor Place, 10th Floor, New York, New York 10003.

(6)

Consists of (a) 170,899 shares of common stock owned by Mr. Borgeson and (b) 165,807 shares subject to options held by Mr. Borgeson that are immediately exercisable or exercisable within 60 days of March 31, 2019.

(7)	Consists of 6,612 shares subject to options held by Dr. Ehrlich that are immediately exercisable or exercisable within 60 days of March 31, 2019.
(8)	Consists of 50,000 shares subject to options held by Dr. Dahiyat that are immediately exercisable or exercisable within 60 days of March 31, 2019.
(9)	Consists of 50,000 shares subject to options held by Dr. Levy that are immediately exercisable or exercisable within 60 days of March 31, 2019.
(10)

Consists of (a) 10,000 shares of common stock owned by Mr. Profusek and (b) 50,000 shares subject to options held by Mr. Profusek that are immediately exercisable or exercisable within 60 days of March 31, 2019.

(11)

Consists of (a) 13,537,552 shares of common stock held by our current directors and executive officers and entities affiliated with certain of our current directors and executive officers, (b) 1,373,792 shares of common stock issuable pursuant to stock options held by such directors and officers that are exercisable within 60 days of March 31, 2019 and (c) 150,000 shares of common stock issuable pursuant to warrants that are exercisable within 60 days of March 31, 2019.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information about our equity compensation plans as of December 31, 2018.  All outstanding awards relate to our common stock.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (2)
Equity compensation plans approved by security holders:
2015 Share Incentive Plan	3,796,312	$4.73	—
2018 Equity Incentive Plan	1,338,955	10.00	3,024,404
2018 Employee Stock Purchase Plan	—	—	460,000
Equity compensation plans not approved by security holders	—	—	—
Total	5,135,267		3,484,404

(1)	The weighted-average exercise price does not include shares to be issued in connection with the settlement of RSUs, since such awards do not have an exercise price.
(2)

Our 2018 Equity Incentive Plan includes provisions providing for an annual increase in the number of securities available for future issuance on the first day of each fiscal year, equal to the least of: (a) 4,300,000 shares; (b) 4% of the outstanding shares of common stock as of the last day of the immediately preceding fiscal year; and (c) such other amount as our board of directors may determine.  Our 2018 Employee Stock Purchase Plan includes provisions providing for an annual increase in the number of securities available for future issuance on the first day of each fiscal year, equal to the least of: (a) 920,000 shares, (b) 1% of the outstanding shares of common stock on the first day of such fiscal year; and (c) such other amount as our board of directors, or a committee appointed by our board of directors, may determine.

RELATED PERSON TRANSACTIONS

Related-Person Transaction Policy

We have adopted a formal, written policy that our executive officers, directors (including director nominees), holders of more than 5% of any class of our voting securities, and any member of the immediate family of or any entities affiliated with any of the foregoing persons, are not permitted to enter into a related person transaction with us without the prior approval or, in the case of pending or ongoing related person transactions, ratification of our nominating and corporate governance committee. For purposes of our policy, a related-person transaction is a transaction, arrangement or relationship where the amount exceeds $120,000, where we were, are or will be involved and in which a related-person had, has or will have a direct or indirect material interest.

Certain transactions with related parties, however, are excluded from the definition of a related person transaction including, but not limited to:

•	compensation of our executive officers and directors that is otherwise disclosed in our public filings with the SEC;
•	compensation, benefits and other transactions available to all of our employees generally;
•	transactions where a related-person’s interest derives solely from his or her service as a director of another entity that is a party to the transaction;
•	transactions where a related-person’s interest derives solely from his or her ownership of less than 10% of the equity interest in another entity that is a party to the transaction; and
•	transactions where a related-person’s interest derives solely from his or her ownership of a class of our equity securities and all holders of that class received the same benefit on a pro rata basis.

No member of the nominating and corporate governance committee may participate in any review, consideration or approval of any related-person transaction where such member or any of his or her immediate family members is the related-person. In approving or rejecting the proposed agreement, our nominating and corporate governance committee shall consider the relevant facts and circumstances available and deemed relevant to the nominating and corporate governance committee, including, but not limited to:

•	the benefits and perceived benefits to us;
•	the materiality and character of the related-person’s direct and indirect interest;
•	the availability of other sources for comparable products or services;
•	the terms of the transaction; and
•	the terms available to unrelated third parties under the same or similar circumstances.

In reviewing proposed related-person transactions, the nominating and corporate governance committee will only approve or ratify related-person transactions that are in, or not inconsistent with, the best interests of us and our stockholders.

In addition to the arrangements described below, we have also entered into the arrangements which are described where required in the section captioned “Executive Compensation — Executive Employment Arrangements”.

Corporate Transitional Housing

In November 2018, we entered into an agreement with Dr. Perlroth to lease his personal property, located 0.5 miles from our Palo Alto facility, at fair market value to provide flexible corporate housing for relocating employees. Total expected lease payments under the agreement are $141,000 through the lease term ending on June 30, 2019. The lease agreement with Dr. Perlroth was reviewed and approved by our nominating and corporate governance committee in accordance with our related-person transaction policy. The nominating and corporate governance committee determined that the terms of the lease agreement were comparable to the terms available in an arm’s-length transaction.

Participation in IPO

Investment entities affiliated with BBA and Perceptive purchased an aggregate of 2,500,000 and 1,200,000 shares, respectively of our common stock in our initial public offering at the initial public offering price. The underwriters received the same underwriting discounts and commissions on the shares purchased by BBA as they received on any other shares sold to the public in the offering.

2017 Convertible Notes

In August 2017, we issued and sold $10.0 million aggregate principal amount of convertible notes and redeemable convertible preferred stock warrants. The notes accrued interest at a rate of 2.5% per month. Entities affiliated with BBA purchased $3.0 million aggregate principal amount of the notes and a warrant to purchase an aggregate of 150,000 shares of redeemable convertible preferred stock. In October 2018, in connection with our initial public offering, all such convertible notes were converted and no obligations remain outstanding under such notes, and all preferred stock warrants were converted into common stock warrants.

2018 Convertible Notes

In February 2018, we issued and sold $33.0 million aggregate principal amount of convertible notes. The notes accrued interest at a rate of 6.0% per year. Entities affiliated with BBA purchased $6.6 million aggregate principal amount of the notes. Nicole Thomson, Dr. Perlroth’s sister, and her husband, Heath Thomson, jointly purchased a note with a principal amount of approximately $0.2 million. All such convertible notes were converted in October 2018 in connection with our initial public offering, and no obligations remain outstanding under such notes.

Investors’ Rights Agreement

We have entered into an investors’ rights agreement with certain of our stockholders, including Dr. Perlroth and BBA. As of March 31, 2019, the holders of 13,256,653 shares of our common stock, or their transferees, were entitled to rights with respect to the registration of their shares under the Securities Act of 1933, as amended.

Indebtedness of Directors and Officers

None of our current or former directors or executive officers is indebted to us, nor are any of these individuals indebted to another entity which indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by us.

Other Transactions

We have entered into separate indemnification agreements with each of our directors and certain of our officers.

We have granted stock options and restricted stock units to our named executive officers, other executive officers and our non-employee directors.

OTHER MATTERS

Third Party Compensation of Directors

None of our directors are a party to any agreement or arrangement that would require disclosure pursuant to Nasdaq Rule 5250(b)(3).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the SEC and Nasdaq.  Such directors, executive officers, and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms that they file.

Based solely on a review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during 2018, our directors, executive officers, and 10% stockholders complied with all Section 16(a) filing requirements applicable to them.

2018 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2018 are included in our annual report on Form 10-K.  Our annual report and this proxy statement are posted on our website at http://ir.kodiak.com/financial-information/sec-filings and are available from the SEC at its website at www.sec.gov.  You may also obtain a copy of our annual report without charge by sending a written request to Corporate Secretary, Kodiak Sciences Inc., 2631 Hanover St., Palo Alto, CA 94304.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting.  If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold.  You are, therefore, urged to vote by telephone or by using the internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS
Palo Alto, California
April 24, 2019

ANNUAL MEETING OF STOCKHOLDERS OF  KODIAK SCIENCES INC.   Annual Meeting of Stockholders of Kodiak Sciences Inc. to be held on Monday, June 3, 2019 for Holders as of April 8, 2019  This proxy is being solicited on behalf of the Board of Directors  Date: Monday, June 3, 2019  Time: 9:00 A.M. (Local Time)  Place: Kodiak Sciences Inc., 2631 Hanover Street, Palo Alto, CA 94304  Please separate carefully at the perforation and return just this portion in the envelope provided.  VOTE BY (Please Choose One of the Following Voting Methods):  Please make your marks like this: Use dark black pencil or pen only   Board of Directors Recommends a Vote FOR each Nominee Listed  Below in Proposal 1 and FOR Proposal 2.  INTERNET  TELEPHONE  Call  Go To  www.proxypush.com/KOD  • Cast your vote online.  • View Meeting Documents.  866-230-6348  1: Election of Class I Directors  Directors  Recommend  • Use any touch-tone telephone.  • Have your Proxy Card/Voting Instruction Form ready.  • Follow the simple recorded instructions.  OR   Withhold  For  01 Richard S. Levy, M.D.  02 Robert A. Profusek, J.D.  For   MAIL  For  • Mark, sign and date your Proxy Card/Voting Instruction Form.  • Detach your Proxy Card/Voting Instruction Form.  • Return your Proxy Card/Voting Instruction Form in the  postage-paid envelope provided. OR   For Against Abstain  2: To ratify the appointment of  PricewaterhouseCoopers LLP as our  independent registered public accounting firm  for the year ending December 31, 2019.  For  The undersigned hereby appoints Victor Perlroth and John Borgeson, and each or either of them, as the true and  lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of  them, to vote all the shares of common stock of Kodiak Sciences Inc. which the undersigned is entitled to vote at said  meeting and any adjournments or postponements thereof upon the matters specified and upon such other matters  as may be properly brought before the meeting, conferring authority upon such true and lawful attorneys to vote in  their discretion upon the matters specified and on such other matters as may properly come before the meeting and  revoking any proxy heretofore given.  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS  GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN PROPOSAL 1 AND FOR  PROPOSAL 2.  PROXY TABULATOR FOR  KODIAK SCIENCES INC.  P.O. BOX 8016  CARY, NC 27512-9903  Authorized Signatures - This section must be completed for your Instructions to be executed.   Please Sign Here Please Date Above   Please Sign Here Please Date Above  Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all  persons should sign. Trustees, administrators, etc., should include title and authority. Corporations  should provide full name of corporation and title of authorized officer signing the proxy.

Proxy — KODIAK SCIENCES INC.  Annual Meeting of Stockholders  Monday, June 3, 2019, 9:00 A.M. (Local Time)  This Proxy is Solicited on Behalf of the Board of Directors   The undersigned appoints Victor Perlroth and John Borgeson (the “Named  Proxies”) and each or either of them as proxies for the undersigned, with full  power of substitution and revocation, to vote all the shares of common stock of  a Delaware corporation (“the Company”), which the undersigned is entitled to  vote at the Annual Meeting of Stockholders of the Company to be held at Kodiak  Sciences Inc., 2631 Hanover Street, Palo Alto, CA 94304, on Monday, June 3,  2019, 9:00 A.M. (Local Time) and all adjournments and postponements thereof.  The purpose of the Annual Meeting is to take action on the following:  1. To elect as Class I directors the two nominees named in the proxy  statement to serve until the 2022 annual meeting of stockholders or until  their successors are duly elected and qualified;  2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent  registered public accounting firm for the year ending December 31, 2019.  The two directors up for election under proposal 1 are: Richard S. Levy, M.D. and  Robert A. Profusek, J.D.  The Board of Directors of the Company recommends a vote “FOR” all nominees  for director and “FOR” proposal 2.  This proxy, when properly executed, will be voted in the manner directed  herein. If no direction is made, this proxy will be voted “FOR” all nominees for director under proposal 1 and “FOR” proposal 2. In their discretion,  the Named Proxies are authorized to vote upon such other matters that  may properly come before the Annual Meeting or any adjournments or  postponements thereof.  You are encouraged to specify your choice by marking the appropriate box  (SEE REVERSE SIDE) but you need not mark any box if you wish to vote  in accordance with the Board of Directors’ recommendations. The Named  Proxies cannot vote your shares unless you sign and return this card.  Please separate carefully at the perforation and return just this portion in the envelope provided.  To attend the meeting and vote your shares in person, please mark this box.